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                                                                    EXHIBIT 99.1


                         DIEDRICH COFFEE REPORTS SALE OF
                  INTERNATIONAL FRANCHISE OPERATIONS COMPLETED

IRVINE, Calif., Feb 11, 2005 -- Diedrich Coffee, Inc. (Nasdaq: DDRX) today announced that it has completed the sale of its Gloria Jean's international franchise operations to Jireh International Pty. Ltd., formerly the Gloria Jean's master franchisee for Australia, for $16 million USD in cash. Under related license and consulting agreements the Company will also receive $7,020,000 USD over the next six years. The Company had previously announced this pending transaction on December 6, 2004.

After all payments have been made to Diedrich Coffee under the license and consulting agreements, all remaining Gloria Jean's trademarks, including those in the U.S., will be transferred to Jireh. Concurrent with such future transfer, the Company, through it's U.S.-based Gloria Jean's subsidiary, will then enter into a perpetual royalty-free master franchise agreement with Jireh under which the Company will continue to have exclusive rights to operate, franchise and develop Gloria Jean's locations throughout the United States and Puerto Rico, and to continue its wholesale operations under the Gloria Jean's Coffees brand in these same markets.

As of February 11, 2005, there were 475 Gloria Jean's retail locations worldwide, including 242 in Australia, and 147 in the United States. As a result of this transaction closing, all Gloria Jean's Coffees locations outside the U.S. and Puerto Rico are now affiliated with Jireh. The Company's domestic Gloria Jean's outlets will not be materially affected by the sale of the international trademarks and franchises. The Company's 55 Diedrich Coffee and Coffee People company-operated units, it's Castroville roasting facility, and its wholesale operations are also not materially affected by this transaction, except that the Company has agreed to not compete internationally through it's Diedrich Coffee and Coffee People brands for a period of two years.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world's highest quality coffees. The Company's three brands are Gloria Jean's Coffees, Diedrich Coffee, and Coffee People. The Company's 200 domestic retail outlets, the majority of which are franchised, are located in 35 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company's Web sites at www.diedrich.com,www.gloriajeans.com, or www.coffeepeople.com.

Forward-Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful management of Diedrich Coffee's growth strategy, risks that arise in the context of operating a business with significant franchise


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operations, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under "Risk Factors and Trends Affecting Diedrich Coffee and its Business" in the Company's annual report on Form 10-K/A for the fiscal year ended June 30, 2004.

Information Contact:
Marty Lynch, Chief Financial Officer
(949) 260-6788


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